Exhibit 10.17

IMPERIUM RENEWABLES, INC.

SECOND AMENDED AND RESTATED VOTING AGREEMENT

This Second Amended and Restated Voting Agreement (this “Agreement”), made and entered into as of February 7, 2007, amends and supersedes in its entirety that certain Amended and Restated Voting Agreement (the “Existing Agreement”) dated as of October 30, 2006 by and among Imperium Renewables, Inc. (formerly Seattle Biofuels, Inc.), a Washington corporation (the “Company”), the investors listed on Exhibit A and certain Investors listed on Exhibit A-1, thereto and hereto (each, an “Investor” and, collectively, with their permitted transferees, the “Investors”), and the holders of Common Stock listed on Exhibit B thereto and hereto (each, a “Common Holder” and, collectively, with their permitted transferees, the “Common Holders”). The Company, the Common Holders, and the Investors are individually each referred to herein as a “Holder” and are collectively referred to herein as the “Holders.” Each Additional Investor, as defined below, who executes a counterpart of this Agreement, will be and become an additional “Investor” pursuant to this Agreement.

RECITALS

A. The Company and certain Investors listed on Exhibit A-1 hereof (as supplemented from time-to-time, the “Additional Investors”) have entered into a Stock Purchase Agreement (as amended from time to time, the “Purchase Agreement”) dated October 30, 2006 pursuant to which the Company desires to sell to the Additional Investors and the Additional Investors desire to purchase from the Company shares of the Company’s Series B Preferred Stock (“Series B Preferred”). The Company, the Investors and the Common Holders each desire to facilitate the voting arrangements set forth in this Agreement, and the sale and purchase of shares of Series B Preferred pursuant to the Purchase Agreement, by agreeing to the terms and conditions set forth below. For the purposes hereof, “Series A Preferred” refers to shares of the Company’s Series A Preferred Stock. For the purposes hereof, the “Board” refers to the Company’s Board of Directors.

B. In connection with the Purchase Agreement, the Company filed Amended and Restated Articles of Incorporation (the “Restated Articles”) that provide that, so long at least 500,000 shares of Series A Preferred and/or Series B Preferred are outstanding, the holders of the Series A Preferred and Series B Preferred, voting as a single class, shall be entitled to elect two (2) directors to the Board (the “Series A/B Directors”); the holders of the Company’s Common Stock (the “Common Stock”) shall be entitled to elect two (2) directors to the Board (the “Common Directors”); and the holders of the Series A Preferred, Series B Preferred and Common Stock, voting together as a single voting group on an as-converted basis, shall be entitled to elect any remaining directors (the “Independent Directors”).

AGREEMENT

The parties hereby agree as follows:

1. Agreement to Vote. The Holders each agree to hold all shares of the capital stock of the Company now owned or hereinafter acquired by them (the “Shares”) subject to, and to vote the Shares in accordance with, the provisions of this Agreement. In the event that, subsequent to the date of this Agreement, any shares or other securities are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

2. Board Size. The Shares shall be voted at any annual or special meeting of shareholders of the Company (or the Holders shall consent pursuant to an action by written consent of the Company’s shareholders in lieu thereof) in such manner as to elect up to five (5) directors to the Board, and the Holders will not vote the Shares, whether at any meeting or by written consent, for any amendment or change to the Company’s Bylaws or Articles of Incorporation providing for the election of more or less than five (5) directors, or any other amendment or change to the Articles of Incorporation or Bylaws inconsistent with the terms of this Agreement.

3. Election of Directors. At each annual meeting of the shareholders of the Company, or at any meeting of the shareholders of the Company at which members of the Board are to be elected, or whenever members of the Board are to be elected by written consent, the Holders agree to vote or act with respect to their Shares (to the extent such Shares are eligible to vote for such members of the Board) so as to elect:

3.1 Series A/B Directors. For so long as at least 500,000 shares of Series A Preferred and/or Series B Preferred are outstanding, (a) a designee of Nth Power LLC and its affiliates (“Nth Power”) to serve as a Series A/B Director, so long so long as Nth Power owns at least 250,000 shares of Series A Preferred and/or Series B Preferred, initially Nancy Floyd; and (b) a designee of Technology Partners and its affiliates (“Technology Partners”) to serve as the other Series A/B Director, so long so long as Technology Partners owns at least 250,000 shares of Series A Preferred and/or Series B Preferred, initially Ira Ehrenpreis. On all matters relating to the election of the Series A/B Directors, the Holders agree to vote all of their Shares in favor of the election of the Series A/B Directors.

3.2 Election of Common Directors. Two (2) members of the Board shall be designated by the holders of a majority of the Common Stock (excluding any shares of Common Stock issued upon conversion of the Series A Preferred or Series B Preferred) to serve as the Common Directors, (a) one of whom shall be the Company’s Chief Executive Officer or then-most senior executive officer, as appointed by the Board (the “Officer Designee”), initially Martin Tobias; and (b) the other of whom (the “Other Common Designee”) shall initially be John Plaza. On all matters relating to the election of the Common Directors, the Holders agree to vote all of their Shares in favor of the election of the Common Directors.

3.3 Election of Outside Director. One (1) member of the Board shall be designated by the mutual agreement of the Series A/B Directors and Common Directors to serve as an Independent Director, initially left vacant. On all matters relating to the election of the Independent Director, the Holders agree to vote all of their Shares in favor of the election of the Independent Director. The Independent Director shall be a person who does not receive a salary (or other compensation for services provided) from the Company, from any Common Holder, from any of the Investors or from any entity directly or indirectly controlled by, or under common control with, the Company, any Investor or any Common Holder, except for compensation received by such person from the Company solely in connection with serving as a member of the Board.

4. Removal of Directors and Vacancies. Directors may be removed at any time with or without cause in the manner allowed by law and in the Restated Articles and the Company’s Bylaws, provided, that no party shall vote for the removal of a director elected, nominated or designated pursuant to this Agreement, and no such vote shall be effective, unless (a) in the case of directors nominated or designated pursuant to Section 3.1 or Section 3.2, the party or parties who nominated or designated such director, voting among themselves in accordance with Section 3 above, or (b) in the case of the Independent Director, a majority of the Series A/B Directors and Common Directors, provided such majority includes the Other Common Designee if Martin Tobias or John Plaza is not then serving as the Officer Designee, shall specify. All Holders will vote for the removal of the Officer Designee if such person is no longer serving as the Company’s Chief Executive Officer or then-most senior executive officer. If such party or parties specify the removal of a director, the other parties agree to vote all of their Shares, or as to which they have voting power, for the removal of such director. If a vacancy occurs on the Board, the remaining directors shall immediately appoint the nominee of the group that elected, nominated or designated the departing director to fill such vacancy (or, in the case of the resignation and removal of the Officer Designee, the remaining directors shall immediately appoint the Chief Executive Officer or then-most senior executive officer). If the remaining directors fail for any reason to elect such nominee, the Company or the party or parties shall cause a shareholders’ meeting to be held at the earliest practicable date (or cause a written consent in lieu thereof to be circulated), at which meeting (or pursuant to such written consent) the other parties shall vote, pursuant to this Agreement, all of their Shares, or as to which they have voting power, for such nominee.

5. Additional Representations and Covenants.

5.1 Legends. Each certificate representing Shares held by the Common Holders or the Investors or any assignee of the Common Holders or Investors shall bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO

AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

5.2 Covenants of the Company. The Company agrees to use commercially reasonable efforts: (a) to assist in the enforcement of the terms of this Agreement, including, without limitation, to cause the nomination and election of the directors as provided in Section 3; (b) to inform the parties of this Agreement of any breach of this Agreement (to the extent the Company has knowledge thereof); and (c) to assist the parties of this Agreement in the exercise of their rights and the performance of their obligations under this Agreement.

6. Termination.

6.1 Termination Events. This Agreement shall terminate upon the earlier of:

(a) The upon the consummation of the corporation’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with aggregate proceeds to the Company of not less than $30,000,000 (after deducting any commissions or other expenses allowed, paid or incurred by the corporation for any underwriting), in connection with which all outstanding shares of preferred stock of the Company are converted to Common Stock pursuant to the Restated Articles, or

(b) The effective date of a Corporate Event (as defined in the Restated Articles).

6.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 6.1, any holder of a stock certificate legended pursuant to Section 5.1 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without the legend.

7. Miscellaneous.

7.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

7.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Amendments and Waivers. Any term of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the holders of a majority of the Shares held by the Common Holders, and (c) the holders of at least two-thirds of the Shares held by the Investors; provided, however, that (x) the written consent of Nth Power shall also be required for any amendment to, or waiver of, Section 3.1 of this Agreement (so long as Nth Power owns at least 250,000 shares of Series A Preferred and/or Series B Preferred), only to the extent that such amendment or waiver would affect Nth Power’s designation rights thereunder, and (y) the written consent of Technology Partners shall also be required for any amendment to, or waiver of, Section 3.1 of this Agreement (so long as Technology Partners owns at least 250,000 shares of Series A Preferred and/or Series B Preferred), only to the extent that such amendment or waiver would affect Technology Partners’ designation rights thereunder. Any amendment or waiver effected in accordance with this Section 7.3 shall be binding upon the Company, each of the Common Holders, each of the Investors and each permitted transferee of any of the Shares. Notwithstanding the foregoing, all parties hereby consent and authorize the Company to, and the Company shall, amend this Agreement, Exhibit A or Exhibit B, as the case may be, to effect the addition of (x) any officer, employee or other person who becomes a holder of the Common Stock (including shares of Common Stock issued upon the exercise or conversion of an option or warrant), and (y) any other party, including holders of the Common Stock, as required by the Investors that hold a majority of the then outstanding Series A Preferred and Series B Preferred voting as a single class, in each case without any further action by any of the parties.

7.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice, and (a) if to the Company, with a copy to DLA Piper US LLP, Attention: Steven R. Yentzer, 701 Fifth Avenue, Suite 7000, Seattle, WA 98104, or (b) if to the Investors, with a copy to Ronald Star, Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, 3 Embarcadero Center, Suite 700, San Francisco, CA 94111.

7.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

7.6 Specific Enforcement. It is agreed and understood (a) that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, (b) that this Agreement shall be specifically enforceable, and (c) that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.7 Manner of Voting. The voting of the Shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.11 No Liability for Election of Recommended Directors. Neither the Company, the Common Holders, the Investors, nor any officer, director, shareholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.12 Aggregation of Stock. All shares of Series A Preferred and Series B Preferred held or acquired by affiliated persons and entities (including affiliated venture capital funds and their partners, retired partners, members, former members and shareholders, or the estates and family members of any such partners, retired partners, members, former members, shareholders and any trusts for the benefit of any of the foregoing persons) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.13 Binding Effect. In addition to any restriction on transfer that may be imposed by any other agreement by which any party may be bound, this Agreement shall be binding upon the parties, their respective heirs, successors and assigns and to such additional individuals or entities that may become shareholders of the Company and that desire to become parties hereto; provided, that for any transfer of the Shares to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in the form of attached Exhibit C. Upon the execution and delivery of an Adoption Agreement by any transferee reasonably acceptable to the Company, such transferee shall be deemed to be a party hereto and a Holder hereunder as if such transferee’s signature appeared on the signature pages hereto.

7.14 Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization or similar transaction), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth above. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock, Series A Preferred or Series B Preferred or any other class or series of the equity securities of the Company, then, upon the occurrence of any of foregoing events, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such event.

7.15 Amendment and Restatement of Existing Agreement. Pursuant to the Company’s receipt of the approvals required under the Existing Agreement in accordance with Section 7.3, given pursuant to that certain Consent of Shareholders in Lieu of Special Meeting dated February 7, 2007 (the “Consent of Shareholders”), the Existing Agreement is deemed to be amended and restated in its entirety, and by execution of the Consent of Shareholders, each of the Investors and Common Holders who were parties to the Existing Agreement are deemed to have executed this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Voting Agreement as of the date first written above.

COMPANY:

IMPERIUM RENEWABLES, INC.

By:	/s/ Martin Tobias
Martin Tobias
Chief Executive Officer

Address:	1418 Third Avenue, Suite 300 Seattle, WA 98101

Facsimile:	(206) 254-0204

[Signature pages follow.]